Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa 2007 Revenues, Income and Cash From Operations Highest in Company’s History

Annual Highlights:

•	2007 revenues at an all-time record of $30.7 billion;

•	Income from continuing operations an all-time high of $2.6 billion, or $2.95 per diluted share, a 19 percent increase from 2006;

•	Cash from operations an all-time Company record of $3.1 billion, 21 percent higher than 2006;

•	Return on capital at 12.7 percent including investments in growth projects; excluding growth projects, ROC stands at 16.1 percent;

•	Debt-to-capital ratio stands at 30.2 percent, lower than a year ago despite substantial share repurchase;

•	Major progress on portfolio management with agreement to sell packaging, divestiture of automotive castings, monetization of Chalco stake, and creation of soft alloy joint venture;

•	Completed major growth projects – Fjardaal smelter in Iceland and Mosjoen anode plant in Norway – and significant progress on other projects;

•	Dividend increased 13 percent in 2007.

4th Quarter 2007 Highlights:

•	Revenues of $7.4 billion in the quarter;

•

Income from continuing operations of $624 million, or $0.74 per share; results include favorable restructuring adjustment and tax benefit totaling $323 million or $0.38 per share, almost all of which stems from packaging sale agreement;

•	Repurchased approximately 68 million shares through end of fourth quarter, with approximately 150 million shares, or 18 percent of shares outstanding, remaining within authorization;

•	Cash from operations in the quarter was $643 million.

NEW YORK—January 9, 2008 – Alcoa (NYSE: AA) today announced it achieved record results in revenues, income from continuing operations and cash from operations for the full year 2007. Revenues for 2007 were $30.7 billion, compared to $30.4 billion in 2006. Annual income from continuing operations rose to $2.6 billion, or $2.95 per diluted share, for 2007, a 19 percent increase compared to $2.2 billion, or $2.47, in 2006. And, cash from operations for 2007 increased 21 percent to more than $3.1 billion from $2.6 billion in 2006.

“For the second year in a row, Alcoa has achieved company all-time records in revenues, income from continuing operations and cash generation,” said Alain Belda, Alcoa Chairman and CEO. “We battled substantially higher material input and energy costs, and currency impacts while simultaneously continuing to execute on the largest capital investment program in our history.”

“We have invested in new plants, expanded production at others, modernized operations, renegotiated long-term power agreements, and built new energy facilities to extend our energy access at competitive rates, while also continuing to invest in growth markets such as Brazil, China and Russia,” Belda said.

“These actions, combined with portfolio and cash flow management, our share repurchase program, conservative leverage, and our commitment to sustainability delivered results now, and will continue to generate quality profitable growth for decades,” added Belda. “In 2007, Alcoans delivered yet again. This is what builds a stronger Company for our stakeholders.”

Fourth quarter income from continuing operations was $624 million, or $0.74. Included in the results are a favorable restructuring adjustment and a tax benefit totaling $323 million or $0.38 per share, almost all of which stems from the recent agreement to sell the packaging and consumer businesses. Income from continuing operations in the 2006 fourth quarter was $258 million, or $0.29, and $558 million, or $0.64, in the third quarter 2007.

Net income for the fourth quarter 2007 was $632 million, or $0.75, which includes the restructuring adjustment and the benefit from the agreement to sell the packaging and consumer business. Net income for the fourth quarter 2006 was $359 million, or $0.41, and $555 million, or $0.63, in the 2007 third quarter.

Revenues for the 2007 fourth quarter were $7.4 billion, compared to $7.8 billion a year ago as a result of lower LME prices and the exclusion of results from the soft alloy extrusion business which is now part of a joint venture. The soft alloy extrusion business had revenues of approximately $560 million in the fourth quarter of 2006.

Cash Generation, ROC, and Growth

Cash from operations in the fourth quarter 2007 was $643 million, bringing full-year cash from operations to more than $3.1 billion, compared to $2.6 billion in 2006 and helping to keep the Company’s debt-to-capital ratio within its targeted range at 30.2 percent.

The Company’s trailing 12-month return on capital (ROC) was 16.1 percent, excluding investments in growth projects. Including investments in growth projects, ROC stands at 12.7 percent, well above the cost of capital.

In 2007, the Company completed major growth projects, including its first greenfield smelter in 20 years in Iceland, a new anode plant in Mosjoen, Norway, and its third flat-rolled products facility in China (Kunshan). In addition, major progress was made on several other growth projects including the Juruti bauxite mine, the expansion of the Bohai rolling mill in China, and expansion of the Sao Luis alumina refinery.

The Company made significant progress to extend the life of existing facilities through renegotiating long-term power agreements including those in Massena, NY and Wenatchee, WA in 2007. The Company also continued investments in Brazil including the Serra do Facao hydroelectric project to further increase its self-sufficiency there.

The Company is now operating primary aluminum production at a run rate of approximately four million metric tons per year.

The Company made major progress in 2007 on its portfolio management plan. During the year, the Company reached agreement to sell its packaging and consumer businesses; divested the automotive castings business; monetized its stake in Chalco to enable redeployment of capital into other value-adding options, including projects in China; and formed a joint venture with Sapa for its soft alloy extrusion business.

In 2007, Alcoa also increased its share repurchase program from 10 percent to 25 percent of outstanding shares and increased its dividend by 13 percent during the year. Through the end of the fourth quarter the Company has repurchased 68 million shares, or approximately eight percent of shares outstanding, as part of its share repurchase program, leaving approximately 150 million shares, or 18 percent of shares outstanding, remaining within the authorization.

Segment and Other Results

(all comparisons on a sequential quarter basis, unless noted)

Alumina – After-tax operating income (ATOI) was $205 million, a decrease of $10 million, or five percent, from the prior quarter. System production increased by a net of 80 kmt as Suralco, San Ciprian and Pinjarra set quarterly production records and Jamalco continued its recovery from Hurricane Dean. However, higher freight and energy costs and unfavorable currency offset production gains.

Primary Metals – ATOI was $196 million, down $87 million, or 31 percent, compared to the prior quarter. The majority of the decrease resulted from lower LME prices and unfavorable currency. These items were partially offset by the recovery at the Rockdale and Tennessee smelters and a three percent production increase. The company purchased approximately 55 kmt of primary metal for internal use.

Flat-Rolled Products – ATOI was a loss of $16 million for the quarter, down $77 million from the prior quarter. Weak performance in Russia and China accounted for 50 percent of the ATOI decline in the quarter. For Russia specifically, the increased loss was due to higher operational and energy costs and unfavorable currency. The remaining decline in the segment’s ATOI is mostly due to general market weakness in the U.S. and Europe flat-rolled businesses, weaker product mix, and de-stocking by aerospace customers. Finally, results for the Australian flat-rolled business declined following restructuring last quarter that is designed to reduce headcount and simplify product mix. In addition, the weakening U.S. dollar has had a negative impact in this business.

Extruded and End Products – ATOI was $16 million, up $3 million, or 23 percent, from the prior quarter. Market and operating conditions were comparable to the prior quarter with margin improvements accounting for the increase.

Engineered Solutions – ATOI was $58 million or essentially flat to the prior quarter ATOI of $60 million. Improvements from the wire harness business restructuring offset the weaker market conditions in forgings and investment castings. On a year over year basis, the Fastening Systems and Power & Propulsion (Howmet) businesses had outstanding years with ATOI up 36 percent and 47 percent, respectively.

Packaging & Consumer – ATOI was $56 million, up $20 million, or 56 percent, from the prior quarter. The normal seasonal decrease in the closures business was offset by seasonal improvements in the consumer products business. With the pending sale, depreciation was ceased in the segment leading to a positive impact of approximately $20 million.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 9th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, through its growing position in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The Company has 107,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from unfavorable currency fluctuations or from increased energy, transportation and raw materials costs or other cost inflation; (d) Alcoa’s inability to achieve the level of cash generation, return on capital improvement, cost savings, or earnings or revenue growth anticipated by management; (e) Alcoa’s inability to complete its growth projects and integration of acquired facilities as planned and by targeted completion dates; (f) unfavorable changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (g) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2006, Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31, 2006	September 30, 2007	December 31, 2007
Sales	$7,840	$7,387	$7,387

Cost of goods sold (exclusive of expenses below)	6,132	5,910	6,153
Selling, general administrative, and other expenses	367	365	383
Research and development expenses	63	64	78
Provision for depreciation, depletion, and amortization	325	338	309
Goodwill impairment charge	—	133	—
Restructuring and other charges	554	444	(14)
Interest expense	93	151	81
Other income, net	(49)	(1,731)	(78)

Total costs and expenses	7,485	5,674	6,912

Income from continuing operations before taxes on income	355	1,713	475
(Benefit) provision for taxes on income	(1)	1,079	(213)

Income from continuing operations before minority interests’ share	356	634	688
Less: Minority interests’ share	98	76	64

Income from continuing operations	258	558	624
Income (loss) from discontinued operations	101	(3)	8

NET INCOME	$359	$555	$632

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.30	$.64	$.74
Income (loss) from discontinued operations	.11	—	.01

Net income	$.41	$.64	$.75

Diluted:
Income from continuing operations	$.29	$.64	$.74
Income (loss) from discontinued operations	.12	(.01)	.01

Net income	$.41	$.63	$.75

Average number of shares used to compute:
Basic earnings per common share	867,331,378	867,664,875	837,404,682
Diluted earnings per common share	873,059,079	877,700,035	845,831,650

Shipments of aluminum products (metric tons)	1,399,000	1,328,000	1,336,000

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Year ended December 31,
	2006	2007
Sales	$30,379	$30,748

Cost of goods sold (exclusive of expenses below)	23,318	24,248
Selling, general administrative, and other expenses	1,402	1,472
Research and development expenses	213	249
Provision for depreciation, depletion, and amortization	1,280	1,268
Goodwill impairment charge	—	133
Restructuring and other charges	543	399
Interest expense	384	401
Other income, net	(193)	(1,913)

Total costs and expenses	26,947	26,257

Income from continuing operations before taxes on income	3,432	4,491
Provision for taxes on income	835	1,555

Income from continuing operations before minority interests’ share	2,597	2,936
Less: Minority interests’ share	436	365

Income from continuing operations	2,161	2,571

Income (loss) from discontinued operations	87	(7)

NET INCOME	$2,248	$2,564

Earnings (loss) per common share:
Basic:
Income from continuing operations	$2.49	$2.98
Income (loss) from discontinued operations	.10	—

Net income	$2.59	$2.98

Diluted:
Income from continuing operations	$2.47	$2.95
Income (loss) from discontinued operations	.10	—

Net income	$2.57	$2.95

Average number of shares used to compute:
Basic earnings per common share	868,819,955	860,771,021
Diluted earnings per common share	874,963,528	869,459,078

Common stock outstanding at the end of the period	867,739,544	827,401,800

Shipments of aluminum products (metric tons)	5,545,000	5,393,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2006 (a)	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$506	$483
Receivables from customers, less allowances of $68 in 2006 and $72 in 2007	2,788	2,602
Other receivables	301	451
Inventories	3,380	3,326
Prepaid expenses and other current assets	1,378	1,224

Total current assets	8,353	8,086

Properties, plants, and equipment	27,689	31,601
Less: accumulated depreciation, depletion, and amortization	13,682	14,722

Properties, plants, and equipment, net	14,007	16,879

Goodwill	4,885	4,806
Investments	1,718	2,038
Other assets	3,939	4,046
Assets held for sale	4,281	2,948

Total assets	$37,183	$38,803

LIABILITIES
Current liabilities:
Short-term borrowings	$462	$569
Commercial paper	340	856
Accounts payable, trade	2,407	2,787
Accrued compensation and retirement costs	949	943
Taxes, including taxes on income	851	644
Other current liabilities	1,360	1,165
Long-term debt due within one year	510	202

Total current liabilities	6,879	7,166

Commercial paper	1,132	—
Long-term debt, less amount due within one year	4,777	6,371
Accrued pension benefits	1,540	1,098
Accrued postretirement benefits	2,956	2,753
Other noncurrent liabilities and deferred credits	2,002	1,943
Deferred income taxes	762	545
Liabilities of operations held for sale	704	451

Total liabilities	20,752	20,327

MINORITY INTERESTS	1,800	2,460

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,817	5,774
Retained earnings	11,066	13,039
Treasury stock, at cost	(1,999)	(3,440)
Accumulated other comprehensive loss	(1,233)	(337)

Total shareholders’ equity	14,631	16,016

Total liabilities and equity	$37,183	$38,803

(a)	The Consolidated Balance Sheet as of December 31, 2006 has been reclassified to reflect the movement of the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Year ended December 31,
	2006 (b)	2007
CASH FROM OPERATIONS
Net income	$2,248	$2,564
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	1,280	1,269
Deferred income taxes	(68)	248
Equity income, net of dividends	(89)	(116)
Goodwill impairment charge	—	133
Restructuring and other charges	543	399
Gains from investing activities – asset sales	(25)	(1,800)
Provision for doubtful accounts	22	15
(Income) loss from discontinued operations	(87)	7
Minority interests	436	365
Stock-based compensation	72	97
Excess tax benefits from stock-based payment arrangements	(17)	(79)
Other (c)	(222)	(81)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) decrease in receivables	(109)	517
(Increase) decrease in inventories	(509)	186
(Increase) in prepaid expenses and other current assets	(175)	(129)
(Decrease) increase in accounts payable and accrued expenses	(285)	79
Increase (decrease) in taxes, including taxes on income (c)	30	(169)
Cash received on long-term aluminum supply contract	—	93
Pension contributions	(397)	(322)
Net change in noncurrent assets and liabilities	(41)	(172)
(Increase) decrease in net assets held for sale	(44)	8

CASH PROVIDED FROM CONTINUING OPERATIONS	2,563	3,112
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	4	(1)

CASH PROVIDED FROM OPERATIONS	2,567	3,111

FINANCING ACTIVITIES
Net change in short-term borrowings	126	94
Net change in commercial paper	560	(617)
Additions to long-term debt	29	2,050
Debt issuance costs	—	(126)
Payments on long-term debt	(36)	(873)
Common stock issued for stock compensation plans	155	835
Excess tax benefits from stock-based payment arrangements	17	79
Repurchase of common stock	(290)	(2,496)
Dividends paid to shareholders	(523)	(590)
Dividends paid to minority interests	(400)	(368)
Contributions from minority interests	342	474

CASH USED FOR FINANCING ACTIVITIES	(20)	(1,538)

INVESTING ACTIVITIES
Capital expenditures	(3,201)	(3,636)
Capital expenditures of discontinued operations	(4)	—
Proceeds from the sale of assets	372	183
Additions to investments	(58)	(131)
Sales of investments	35	2,011
Net change in short-term investments and restricted cash	(4)	3
Other	19	(55)

CASH USED FOR INVESTING ACTIVITIES	(2,841)	(1,625)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	38	29

Net change in cash and cash equivalents	(256)	(23)
Cash and cash equivalents at beginning of year	762	506

CASH AND CASH EQUIVALENTS AT END OF YEAR	$506	$483

(b)	The Statement of Consolidated Cash Flows for the year ended December 31, 2006 has been reclassified to reflect the movement of the automotive castings and packaging and consumer businesses to held for sale in the third quarter of 2007.
(c)	A reclassification of $53 related to income taxes was made in the Statement of Consolidated Cash Flows for the year ended December 31, 2006 to conform to the current period presentation.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	4Q06	2006	1Q07	2Q07	3Q07	4Q07	2007
Alumina:
Alumina production (kmt)	3,790	15,128	3,655	3,799	3,775	3,855	15,084
Third-party alumina shipments (kmt)	2,084	8,420	1,877	1,990	1,937	2,030	7,834
Third-party sales	$711	$2,785	$645	$712	$664	$688	$2,709
Intersegment sales	$550	$2,144	$579	$587	$631	$651	$2,448
Equity income (loss)	$1	$(2)	$1	$—	$(1)	$1	$1
Depreciation, depletion, and amortization	$56	$192	$56	$62	$76	$73	$267
Income taxes	$115	$428	$100	$102	$89	$49	$340
After-tax operating income (ATOI)	$259	$1,050	$260	$276	$215	$205	$956

Primary Metals:
Aluminum production (kmt)	908	3,552	899	901	934	959	3,693
Third-party aluminum shipments (kmt)	556	2,087	518	565	584	624	2,291
Alcoa’s average realized price per metric ton of aluminum	$2,766	$2,665	$2,902	$2,879	$2,734	$2,646	$2,784
Third-party sales	$1,698	$6,171	$1,633	$1,746	$1,600	$1,597	$6,576
Intersegment sales	$1,524	$6,208	$1,477	$1,283	$1,171	$1,063	$4,994
Equity income	$18	$82	$22	$18	$11	$6	$57
Depreciation, depletion, and amortization	$97	$395	$95	$102	$102	$111	$410
Income taxes	$180	$726	$214	$196	$80	$52	$542
ATOI	$480	$1,760	$504	$462	$283	$196	$1,445

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	564	2,273	568	583	602	574	2,327
Third-party sales	$2,127	$8,297	$2,275	$2,344	$2,309	$2,243	$9,171
Intersegment sales	$66	$246	$60	$63	$59	$59	$241
Equity loss	$(1)	$(2)	$—	$—	$—	$—	$—
Depreciation, depletion, and amortization	$55	$219	$55	$55	$58	$55	$223
Income taxes	$(2)	$68	$26	$33	$31	$5	$95
ATOI	$62	$255	$62	$93	$61	$(16)	$200

Extruded and End Products:
Third-party aluminum shipments (kmt)	203	877	213	146	78	69	506
Third-party sales	$1,070	$4,419	$1,175	$965	$563	$543	$3,246
Intersegment sales	$25	$99	$42	$26	$13	$7	$88
Equity income (loss)	$—	$—	$—	$9	$(2)	$7	$14
Depreciation, depletion, and amortization	$31	$118	$9	$10	$11	$9	$39
Income taxes	$2	$18	$11	$29	$5	$9	$54
ATOI	$27	$60	$34	$46	$13	$16	$109

Engineered Solutions:
Third-party aluminum shipments (kmt)	30	139	31	30	27	24	112
Third-party sales	$1,346	$5,456	$1,449	$1,478	$1,407	$1,391	$5,725
Equity loss	$(5)	$(4)	$—	$—	$—	$—	$—
Depreciation, depletion, and amortization	$44	$169	$41	$42	$46	$43	$172
Income taxes	$(15)	$101	$44	$47	$38	$11	$140
ATOI	$73	$331	$93	$105	$60	$58	$316

Packaging and Consumer:
Third-party aluminum shipments (kmt)	46	169	35	40	37	45	157
Third-party sales	$837	$3,235	$736	$837	$828	$887	$3,288
Equity income	$1	$1	$—	$—	$—	$—	$—
Depreciation, depletion, and amortization	$32	$124	$30	$30	$29	$—	$89
Income taxes	$11	$33	$7	$17	$17	$27	$68
ATOI	$26	$95	$19	$37	$36	$56	$148

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

Reconciliation of ATOI to consolidated net income:	4Q06	2006	1Q07	2Q07	3Q07	4Q07	2007
Total segment ATOI	$927	$3,551	$972	$1,019	$668	$515	$3,174
Unallocated amounts (net of tax):
Impact of LIFO	(66)	(170)	(27)	(16)	10	9	(24)
Interest income	14	58	11	9	10	10	40
Interest expense	(61)	(250)	(54)	(56)	(98)	(53)	(261)
Minority interests	(98)	(436)	(115)	(110)	(76)	(64)	(365)
Corporate expense	(82)	(317)	(86)	(101)	(101)	(100)	(388)
Restructuring and other charges	(386)	(379)	(18)	21	(311)	1	(307)
Discontinued operations	101	87	(11)	(1)	(3)	8	(7)
Other	10	104	(10)	(50)	456	306	702

Consolidated net income	$359	$2,248	$662	$715	$555	$632	$2,564

The difference between certain segment financial information totals and consolidated financial information is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Bloomberg Return on Capital (1)			Bloomberg Return on Capital, Excluding Growth Investments (1)

	Year ended December 31,			Year ended December 31,
	2006	2007		2006	2007
Net income	$2,248	$2,564	Net income	$2,248	$2,564

Minority interests	436	365	Minority interests	436	365

Interest expense			Interest expense
(after tax)	291	262	(after tax)	291	262

Numerator	$2,975	$3,191	Numerator	2,975	3,191

			Net losses of growth investments (2)	74	91

			Adjusted numerator	$3,049	$3,282

Average Balances			Average Balances
Short-term borrowings	$386	$516	Short-term borrowings	$386	$516
Short-term debt	284	356	Short-term debt	284	356
Commercial paper	1,192	1,164	Commercial paper	1,192	1,164
Long-term debt	5,027	5,574	Long-term debt	5,027	5,574
Preferred stock	55	55	Preferred stock	55	55
Minority interests	1,583	2,130	Minority interests	1,583	2,130
Common equity (3)	13,947	15,269	Common equity (3)	13,947	15,269

Denominator	$22,474	$25,064	Denominator	22,474	25,064

			Capital projects in progress and capital base of growth investments (2)	(3,655)	(4,620)

			Adjusted denominator	$18,819	$20,444

Return on capital	13.2%	12.7%	Return on capital, excluding growth investments	16.2%	16.1%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (December 2007 ending balance + December 2006 ending balance) divided by 2 for the year ending December 31, 2007, and (December 2006 ending balance + December 2005 ending balance) divided by 2 for the year ending December 31, 2006.
(2)	For all periods presented, growth investments include Russia and Bohai. Kunshan is also included as a growth investment for the year ending December 31, 2007.
(3)	Calculated as total shareholders’ equity less preferred stock.